D-Wave Maintains SOC 2 Type 2 Compliance, Reinforcing Commitment to Delivering Secure, Enterprise-Grade Quantum Computing Solutions
SOC 2 Type 2 compliance part of company’s ongoing efforts to support customers’ production deployments of quantum applications
PALO ALTO, Calif., -- December 18, 2024 --  D-Wave Quantum Inc. (NYSE: QBTS), a leader in quantum computing systems, software, and services and the world’s first commercial supplier of quantum computers, today announced the successful completion of its second SOC 2® Type 2 audit as of November 25, 2024, maintaining this rigorous compliance and marking its ongoing commitment to customer data security and protection. This milestone follows D-Wave’s previous successful SOC 2 Type 2 audit completed in December 2023.

As organizations consider where to run business-critical applications, they are increasingly seeking trusted vendors to help reduce risk and meet standards like SOC 2. Achieving SOC 2 Type 2 compliance serves as an independent attestation to D-Wave’s dedication to ensuring customer data is protected. The renewed compliance comes as D-Wave is implementing a number of measures to support customers’ production deployments of quantum applications. In October 2024, the company announced the introduction of service-level agreements (SLAs) specifically tailored for the Leap™ quantum cloud service customers who are transitioning applications into production. By establishing formal SLAs, D-Wave stands behind the high levels of availability, reliability and scalability of its Leap cloud service and its ability to support requirements for commercial-grade quantum and hybrid-quantum applications.

“At D-Wave we maintain a focused effort to provide commercial-grade security measures and mitigate risk for enterprises looking to scale their deployment of quantum computing solutions,” said Dr. Trevor Lanting, chief development officer at D-Wave. “With customers increasingly using our quantum solutions to support daily operations, security is paramount. Our SOC 2 compliance recognizes our leadership in using industry-standard best practices to protect our customers’ data.”

The SOC 2 Type 2 audit was conducted by leading compliance assessor A-LIGN, a technology-enabled security and compliance partner trusted by more than 2,500 global organizations to help mitigate cybersecurity risks. Established by the American Institute of Certified Public Accountants (AICPA), the SOC 2 examination is designed for organizations of any size, regardless of industry and scope, to ensure the personal assets of their potential and existing customers are protected. SOC 2 reports are recognized globally and affirm that a company’s infrastructure, software, people, data, policies, procedures, and operations have been formally reviewed.

“Congratulations to D-Wave for once again completing its SOC 2 audit, a widely recognized signal of trust and security,” said Steve Simmons, COO of A-LIGN. “It's great to work with organizations like D-Wave, who understand the value of expertise in driving an efficient audit and the importance of a high-quality final report.”

D-Wave will continue to annually perform SOC 2 Type 2 assessments and make the latest report available to current or potential customers upon execution of a nondisclosure agreement.

About D-Wave Quantum Inc.
D-Wave is a leader in the development and delivery of quantum computing systems, software, and services, and is the world’s first commercial supplier of quantum computers—and the only company building both annealing quantum computers and gate-model quantum computers. Our mission is to unlock the power of quantum computing today to benefit business and society. We do this by delivering customer value with practical quantum applications for problems as diverse as logistics, artificial intelligence, materials sciences, drug discovery, scheduling, cybersecurity, fault detection, and financial modeling. D-Wave’s technology has been used by some of the world’s most advanced organizations including Mastercard, Deloitte, Davidson Technologies, ArcelorMittal, Siemens Healthineers, Unisys, NEC Corporation, Pattison Food Group Ltd., DENSO, Lockheed Martin, Forschungszentrum Jülich, University of Southern California, and Los Alamos National Laboratory.

ABOUT A-LIGN
A-LIGN is the only end-to-end cybersecurity compliance solutions provider with readiness to report compliance automation software paired with professional audit services, trusted by more than 4,000 global organizations to help mitigate cybersecurity risks. A-LIGN uniquely delivers a single-provider holistic approach as a licensed CPA firm to SOC 1 and SOC 2 Audit services, accredited ISO 27001, ISO 27701 and ISO 22301 Certification Body, HITRUST CSF Assessor firm, accredited FedRAMP 3PAO, authorized CMMC C3PAO, PCI Qualified Security Assessor Company, and PCI SSC registered Secure Software Assessor Company. Working with growing businesses to global enterprises, A-LIGN’s experts and its compliance automation platform, A-SCEND, are transforming the compliance experience. For more information, visit www.A-LIGN.com.

FORWARD-LOOKING STATEMENTS
Certain statements in this press release are forward-looking, as defined in the Private Securities Litigation Reform Act of 1995. These statements involve risks, uncertainties, and other factors that may cause actual results to differ materially from the information expressed or implied by these forward-looking statements and may not be indicative of future results. These forward-looking statements are subject to a number of risks and uncertainties, including, among others, various factors beyond management’s control, including the risks set forth under the heading “Risk Factors” discussed under the caption “Item 1A. Risk Factors” in Part I of our most recent Annual Report on Form 10-K or any updates discussed under the caption “Item 1A. Risk Factors” in Part II of our Quarterly Reports on Form 10-Q and in our other filings with the SEC. Undue reliance should not be placed on the forward-looking statements in this press release in making an investment decision, which are based on information available to us on the date hereof. We undertake no duty to update this information unless required by law.

Media Contact:
D-Wave
Alex Daigle
media@dwavesys.com
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